Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158072

PROSPECTUS

PROVIDENT BANKSHARES CORPORATION

151,500 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

WARRANT TO PURCHASE 2,374,608 SHARES OF COMMON STOCK

2,374,608 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale by the selling securityholders identified in this prospectus of up to 151,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 and liquidation preference $1,000 per share (the “Series B preferred stock”), a warrant to purchase 2,374,608 shares of our common stock, and any shares of our common stock issuable upon exercise of the warrant. The warrant is exercisable at $9.57 per share at any time on or before November 14, 2018. The Series B preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated November 14, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. In light of the pending merger of Provident with a subsidiary of M&T Bank Corporation, you are urged to read the proxy statement/prospectus on Form S-4 filed by M&T Bank Corporation for information concerning the implications of the merger on Provident and Provident’s capital stock. The disclosures contained herein generally do not take into account the merger, in connection with which each share of Series B preferred stock, at and contingent upon the completion of the merger, will be cancelled and converted into the right to receive a share of preferred stock of M&T Bank Corporation to be designated prior to the completion of the merger and having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Provident Series B preferred stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Provident Series B preferred stock immediately prior to such conversion, taken as a whole. See “Merger with M&T Bank Corporation” on page 1 for more information.

The initial selling securityholder and its transferees or assignees, which we refer to as the selling securityholders, may offer the securities offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any proceeds from the sale of securities by the selling securityholders. We will receive gross proceeds of up to $22.7 million from the exercise of the warrant, if and when it is exercised, if the exercise price is paid in cash instead of via “net exercise.”

The Series B preferred stock is not listed on any exchange or quoted in any interdealer quotation system, and, unless requested by the initial selling securityholder, we do not intend to the list the Series B preferred stock on an exchange.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PBKS.” On April 1, 2009, the closing sale price of the common stock on NASDAQ Global Select Market was $7.38 per share. You are urged to obtain current market quotations for the common stock.

Investing in the securities offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of the delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed since these dates.

All references in this prospectus to “Provident Bankshares,” “we,” “us,” and “our,” refer to Provident Bankshares Corporation and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Provident Bank” mean Provident Bank of Maryland, which is our principal bank subsidiary.

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PROVIDENT BANKSHARES CORPORATION

Provident Bankshares is a Maryland corporation which is registered as a bank holding company under the Bank Holding Company Act, as amended, and parent of Provident Bank, a Maryland chartered stock commercial bank. As of December 31, 2008, we had consolidated total assets of $6.6 billion, deposits of $4.8 billion and stockholders’ equity of $0.67 billion. We had 1,701 full-time equivalent employees as of December 31, 2008.

Provident Bank serves individuals and businesses through a network of banking offices and ATMs in Maryland, Virginia, and southern York County, Pennsylvania. Related financial services are offered through its wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases through Court Square Leasing.

Our principal executive offices are located at 114 East Lexington Street, Baltimore, Maryland 21202.

MERGER WITH M&T BANK CORPORATION

On December 18, 2008, we and M&T Bank Corporation (“M&T”) agreed to a strategic business combination in which Provident Bankshares will merge with a subsidiary of M&T. See our Current Reports on Form 8-K filed on December 19, 2008 and December 22, 2008, each of which is incorporated by reference into this prospectus, and M&T’s Registration Statement on Form S-4 filed on January 20, 2009. If the merger is completed, our common stockholders will have the right to receive 0.171625 of a share of M&T common stock for each share of Provident Bankshares common stock held immediately prior to the merger.

Pursuant to the terms of the merger, each share of our Series B preferred stock that is issued and outstanding immediately prior to the merger will be converted into the right to receive one share of a series of M&T preferred stock to be designated, prior to the completion of the merger, as Fixed Rate Cumulative Perpetual Preferred Stock and having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Series B preferred stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Provident Series B Preferred Stock immediately prior to such conversion, taken as a whole.

Following completion of the merger, the warrant may be exercised to acquire shares of M&T common stock. The number of shares that may be acquired upon exercise of the warrant and exercise price will be adjusted for the exchange ratio in the merger so that the warrant will be exercisable for 407,542 shares of M&T common stock in the aggregate at an exercise price of $55.76 per share.

Completion of the merger remains subject to the receipt of regulatory approvals, approval of the common stockholders of Provident Bankshares and satisfaction of customary closing conditions. We expect that the merger will be completed in the second quarter of 2009. For the avoidance of doubt, certain statements in this prospectus, including the description of the terms of our common stock, the Series B preferred stock that may be resold by the selling securityholders and the warrant, as set forth in the sections of this prospectus captioned “Description of Our Common Stock”, “Description of Series B Preferred Stock” and “Description of the Warrant to Purchase Common Stock”, respectively, assume that the merger has not been completed and do not include the potential effects of the merger.

In connection with the proposed merger, M&T has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Provident and a prospectus of M&T, as well as other relevant documents concerning the proposed transaction. You are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about M&T and Provident Bankshares at the SEC’s Internet site (http://www.sec.gov). You also can obtain these documents, free of charge, at http://www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that are incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5138.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement and the Registration Statement and the proxy statement/prospectus regarding the merger, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

A continuation of recent turmoil in the financial markets could have an adverse effect on the financial position or results of operations of M&T, Provident and/or the combined company.

In recent periods, United States and global markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. These developments and conditions have also negatively impacted the financial position and results of operations of both M&T and Provident, even though M&T’s most recent quarterly period reflected an improvement over recent prior results. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including M&T and Provident, are numerous and include (1) continued or worsening credit quality, leading among other things to increases in loan losses and reserves, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in assets values, (3) capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using GAAP; revenue growth in retail banking, lending and other areas; origination volume in our consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

•	the factors identified in this document under the headings “Special Note Regarding Forward-Looking Information” and “Risk Factors;”

•	prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;

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changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make, whether held in portfolio or sold in the secondary markets;

•	changes in the quality or composition of the loan or investment portfolios;

•	factors driving impairment charges on investments;

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our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;

•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	changes in accounting principles, policies, and guidelines;

•	changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

•	risks and uncertainties related to mergers and related integration and restructuring activities;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

The Registration Statement and the proxy statement/prospectus regarding the merger filed with the SEC by M&T further describe the factors that could cause actual results to differ from those currently anticipated in any forward-looking statement contained herein regarding the merger or otherwise. You are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling securityholders. We will receive gross proceeds of $22,725,000 from the exercise of the warrant, if and when it is exercised, assuming that the exercise price of the warrant is paid in cash and not via the “net exercise” method. If received, we expect to use these proceeds for general corporate purposes.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The historical consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated is as follows:

	Year Ended December 31,
	2008		2007		2006		2005		2004

Excluding Interest on Deposits	(0.47	)x	1.46	x	2.18	x	2.57	x	2.70	x
Including Interest on Deposits	0.52	x	1.19	x	1.59	x	1.87	x	1.97	x

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense (net of rental income), which approximates the interest component of that net expense. For the year ended December 31, 2008, fixed charges also includes preferred stock dividends. We did not pay any preferred stock dividends prior to 2008. In addition, where indicated, fixed charges include interest on deposits. The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto.

SELLING SECURITYHOLDERS

The initial selling securityholder is the United States Department of the Treasury. We issued 151,500 shares of our Series B preferred stock and a warrant to purchase 2,374,608 shares of our common stock to the initial selling securityholder on November 14, 2008 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In connection with that transaction, we granted registration rights to the initial selling securityholder and its transferees or assigns with respect to the resale or other disposal of the Series B preferred stock, the warrant and the common stock that may be issued pursuant to the exercise of the warrant.

In accordance with the registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission (referred to in this prospectus as the “SEC”) a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the securities covered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the securities are sold pursuant to this prospectus or are no longer required to be registered for resale by the selling securityholders.

The following table presents information regarding the beneficial ownership of our outstanding securities by the initial selling securityholder, including shares of common stock that the initial selling securityholder has the right to acquire within 60 days of the date of this prospectus upon exercise of the warrant. The information in the table assumes that the initial selling securityholder sells all of the securities covered by this prospectus. However, we do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

	Shares Beneficially Owned			Shares Beneficially Owned Following this Offering
Class of Security	Number	Percent	Number of Shares That May Be Sold in this Offering	Number	Percent
Fixed Rate Cumulative Perpetual Preferred Stock, Series B	151,500	100%	151,500	0	0%
Common stock	2,374,608	7.1%	2,374,608	0	0%

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold from time to time by the initial selling securityholder and its transferees and assignees who hold Series B preferred stock with a liquidation preference, or the warrant or common stock with a market value, of no less than $3,030,000. The selling securityholders may act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NASDAQ Global Select Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders may transfer or assign their Series B preferred stock, the warrant or common stock, in which case the transferees or assignees will be the selling beneficial owners for purposes of this prospectus.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series B preferred stock on any securities exchange or for inclusion of the Series B preferred stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series B preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the  securities covered by this prospectus.

SECURITIES TO BE REGISTERED

This prospectus covers 151,500 shares of Series B preferred stock, a warrant to purchase 2,374,608 shares of our common stock, and 2,374,608 shares of our common stock. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share and 5,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2008, we had 33,510,889 shares of common stock, 49,400 shares of Series A Mandatory Convertible Non-Cumulative Preferred Stock (“Series A preferred stock”) and 151,500 shares of Series B preferred stock outstanding. The following is a summary of the securities included in this prospectus. For more detailed information, see our articles of incorporation, articles supplementary for the Series A preferred stock, articles supplementary for the Series B preferred stock, bylaws and warrant to purchase common stock, copies of which have been filed with the SEC and are also available upon request from us.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the Series B preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, including the articles supplementary with respect to the Series B preferred stock. See also the section of this prospectus captioned “Merger with M&T Bank Corporation”, above.

Dividends

Holders of the Series B preferred stock are entitled to receive, if, as and when declared by our board of directors out of assets legally available for payment, cumulative cash dividends at a rate of 5% per annum on the liquidation preference per share, accruing from the beginning of the relevant dividend period. Accrued and unpaid dividends compound quarterly. Beginning November 15, 2013, the dividend rate will increase to 9% per annum.

Dividends are paid quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning on February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividend record dates are the 15th calendar day immediately preceding the applicable dividend payment date or such other date designated by our board of directors not more than 60 nor less than 10 days before such dividend payment date. Dividends payable on the Series B preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we determine not to pay any dividend or a full dividend with respect to the Series B preferred stock, we are required to provide written notice to the holders of shares of Series B preferred stock prior to the applicable dividend payment date.

Holders of the Series B preferred stock will not be entitled to participate in any dividends, whether payable in cash, property or shares, paid on any other securities issued by us, including our common stock and other junior stock.

Payment Restrictions

So long as any shares of Series B preferred stock remain outstanding, no dividends or distributions will be declared or paid on our common stock or any class or series of our equity securities ranking junior, as to dividends and upon liquidation, to the Series B preferred stock (“junior stock”) (other than dividends payable solely in shares of our common stock) or on any other class or series of our equity securities ranking, as to dividends and upon liquidation, on a parity with the Series B preferred stock (“parity stock”), and no common stock, junior stock or parity stock may be repurchased or redeemed by us unless all accrued and unpaid dividends for past dividend periods, including the latest completed dividend period, have been paid or have been declared and a sufficient sum has been set aside for the benefit of the holders of the Series B preferred stock. The foregoing limitation does not apply to:

•

redemptions or repurchases of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, but only to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by a broker-dealer subsidiary of ours solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course its business;

•	purchases by a broker-dealer subsidiary of ours of our capital stock for resale pursuant to an offering by us of our capital stock underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us of record ownership in junior stock or parity stock for the beneficial ownership of any other persons, including as trustees or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to November 14, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

When dividends are not paid in full on any dividend payment date (or declared and a sum sufficient for such full payment is not set aside) upon the Series B preferred stock and all parity stock (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period related to the dividend payment date for the Series B preferred stock), all dividends declared upon the Series B preferred stock and any parity stock shall be declared pro rata so that the amount of dividends declared per share of Series B preferred stock and all such parity stock will in all cases bear to each other the same ratio that accumulated dividends per share of Series B preferred stock and all parity stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such parity stock does not have a cumulative dividend) bear to each other.

Liquidation Rights

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs (referred to herein sometimes as a “liquidation”), each holder of Series B preferred stock then outstanding will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for payment of all of our debts and other liabilities and subject to the rights of holders of any equity securities issued by us ranking senior to the Series B preferred stock as to liquidation rights) an amount equal to $1,000 (the “liquidation preference”) per share, plus the amount of any accrued but unpaid dividends thereon, whether or not declared, to the date of payment before any distribution of assets is made to holders of common stock and any other shares of our equity securities that rank junior to the Series B preferred stock as to liquidation rights.

If, upon any such voluntary or involuntary liquidation, our assets are insufficient to make full payment to holders of the Series B preferred stock and any shares of other classes or series of our equity securities ranking on a parity with the Series B preferred stock as to liquidation rights, then the holders of the Series B preferred stock and all other such classes or series of equity securities ranking on a parity with the Series B preferred stock as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. A consolidation or merger by us with or into another entity, including a merger or consolidation in which the holders of Series B preferred stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, will not be considered a liquidation, dissolution or winding up of our affairs.

Ranking

The Series B preferred stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, will rank on parity with all equity securities the terms of which do not expressly provide that such securities will rank senior to or junior to the Series B preferred stock, including our Series A Mandatory Convertible Non-Cumulative Preferred Stock, and senior to our common stock and to all equity securities the terms of which provide that such equity securities will rank junior to the Series B preferred stock.

Redemption at Our Option

On and after November 15, 2011, we may, at our option, redeem shares of the Series B preferred stock, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the sum of the liquidation preference per share and any accrued and unpaid dividends to but excluding the redemption date, to the extent we have funds legally available therefor. Any redemption of the Series B preferred stock is subject to receipt of prior regulatory approval.

Prior to November 15, 2011, we may redeem shares of the Series B preferred stock only if we have received aggregate gross proceeds of at least $37,875,000 from one or more offerings of common stock, perpetual preferred stock or a combination thereof that may be included in Tier 1 capital as of the time of issuance (a “qualified equity offering”), and the aggregate redemption price for the Series B preferred stock cannot exceed the net proceeds received by us from such qualified equity offerings.

If fewer than all of the outstanding shares of Series B preferred stock are to be redeemed pursuant to our optional redemption right, the shares to be redeemed will be selected pro rata or in such other equitable method prescribed by our board of directors.

We will mail notice of any redemption of Series B preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B preferred stock designated for redemption will not affect the redemption of any other Series B preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B preferred stock are to be redeemed, and the number of shares of Series B preferred stock to be redeemed (and, if less than all shares of Series B preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series B preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

The Series B preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B preferred stock have no right to require the redemption or repurchase of the Series B preferred stock.

Voting Rights

The holders of Series B preferred stock do not have any voting rights except as described below or as otherwise required by Maryland law.

Whenever dividends on the Series B preferred stock have not been paid for six or more quarterly periods (whether or not consecutive), then the number of our directors will automatically be increased by two and the holders of the Series B preferred stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to fill the newly created directorships until all accrued and unpaid dividends and the dividend for the then current dividend period on the Series B preferred stock have been paid in full, at which time such right will terminate with respect to the Series B preferred stock. It will be a qualification for election for any director elected by the holders of preferred stock that the election of such person not cause us to violate any corporate governance requirements of any securities exchange on which we are listed. Upon termination of the right of holders of Series B preferred stock and all other equity securities upon which like voting rights have been conferred to vote for directors as described above, the term of office of each director elected as described in this paragraph will expire.

So long as any shares of Series B preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the vote of the holders of at least two-thirds of the Series B preferred stock outstanding at the time, voting as a separate class, shall be necessary to:

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authorize, create or increase the authorized amount of or issue any class or series of, or any securities convertible or exchangeable for shares of, any capital stock ranking senior to the outstanding Series B preferred stock with respect to the payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding up of our affairs;

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amend, alter or repeal the provisions of our articles of incorporation or the Series B Articles Supplementary (including, unless no vote on such merger or consolidation is required, by merger or consolidation or otherwise), so as to adversely affect the rights, preferences, privileges or voting power of the Series B preferred stock; or

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consummate a binding share exchange or reclassification involving the Series B preferred stock, or of a merger or consolidation by us with another corporation or other entity, unless in each case (i) the shares of Series B preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which Provident Bankshares is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B preferred stock immediately prior to such consummation, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B preferred stock to effect the redemption.

To the extent of the voting rights of the Series B preferred stock, each holder of Series B preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series B preferred stock are entitled.

The increase in the amount of authorized preferred stock or the creation and issuance of any other series of preferred stock ranking equally with or junior to the Series B preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our affairs will not require the vote or consent of the holders of the outstanding shares of Series B preferred stock.

Conversion Rights

Holders of our Series B preferred stock have no right to exchange or convert such shares into any other securities.

Listing

Our Series B preferred stock is not listed on any national securities exchange or quoted on any interdealer quotation system.

DESCRIPTION OF THE WARRANT TO PURCHASE COMMON STOCK

A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised and, as a result, will not have any voting rights or such other rights until the warrant is exercised and the underlying common stock has been issued. The exercise price of the warrant is $9.57. The number of shares of common stock that may be acquired upon exercise of the warrant and the exercise price of the warrant will be adjusted if specific events, summarized below, occur. The warrant will expire on November 14, 2018.

See the section of this prospectus captioned “Merger with M&T Bank Corporation”, above.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 2,374,608 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $151,500,000, which is equal to 100% of the aggregate liquidation preference of the Series B preferred stock, the number of shares of common stock underlying the portion of the warrant then held by the initial selling securityholder will be reduced by 1,187,304 shares. The number of shares of common stock that may be acquired upon exercise of the warrant and the exercise price of the warrant are subject to the further adjustments described below.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 1,187,304 shares of common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $151,500,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Exercise

The holder of the warrant may exercise the warrant, in whole or in any part, at any time before November 14, 2018 by delivering to us notice of exercise and payment of the exercise price. The holder is entitled to a “cashless exercise” or “net exercise” option, which means that the holder of the warrant may pay the exercise price by having us withhold from the shares of common stock that would otherwise be delivered to the holder that number of shares equal in value to the aggregate exercise price of the warrant exercised. Alternatively, with our consent, the holder of the warrant can pay the exercise price in cash.

For purposes of a net exercise, the value of the shares to be withheld will be based on the market price of our common stock, as determined by the terms of the warrant, on the trading day on which the warrant is exercised and notice of exercise is delivered to us.

The exercise of the warrant is subject to the condition that the holder will have first received any applicable regulatory approvals.

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.

Adjustments to Exercise Price and Number of Shares

Stock Dividends, Splits and Reclassifications. If we pay a stock dividend, subdivide or reclassify our outstanding shares of common stock into a greater number of shares, or combine or reclassify our outstanding shares of common stock into a smaller number of shares, the number of shares issuable upon exercise of the warrant and the exercise price will be proportionally adjusted to reflect the change in the number of outstanding shares.

Certain Issuances of Common Shares or Convertible Securities. Until the earlier of the date on which the initial selling securityholder no longer holds any portion of the warrant or November 14, 2011, if we issue shares of common stock or other securities exercisable or convertible into our common stock without consideration or at a consideration per share that is less than 90% of the market price on the last day of trading preceding the date of the agreement on pricing such shares, then the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

There will be no adjustments for share issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation-related arrangements in ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of common stock or convertible securities for cash in a registered offering or pursuant to Rule 144A conducted on a basis consistent with capital raising transactions by comparable financial institutions; and (iv) in connection with the exercise of preemptive rights on terms existing as of November 14, 2008.

Other Distributions. If we make a distribution to all holders of our common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends, common stock dividends or other reclassifications of our common stock), then the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted to reflect such distribution.

Certain Repurchases of Common Stock. If we effect a pro rata purchase of our common stock, then the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted. For purposes of the warrant, a “pro rata repurchase” means any purchase of shares by us pursuant to a (i) a tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of our common stock.

Business Combinations. In the event of a business combination, such as merger, consolidation, statutory share exchange or similar transaction that requires approval of our shareholders, the warrant will be converted into the right to acquire the number of shares of stock or other securities or property (including cash) that the common stock issuable upon exercise of the warrant immediately prior to the business combination would have been entitled to receive upon consummation of the business combination. If the holders of our common stock have the right to elect the kind or amount of consideration receivable upon consummation of the business combination, then the consideration that the warrantholders will be entitled to receive upon exercise of the warrant will be deemed to be the types and amounts of consideration received by the majority of all holders of common stock that affirmatively make an election.

Other Events. For so long as the initial selling securityholder holds any portion of the warrant, if any event occurs as to which the anti-dilution adjustments described above are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of our board of directors, fairly and adequately protect the purchase rights of the warrant in accordance with the essential intent and principles of such provisions, then the board of directors will make such adjustments as shall be reasonably necessary, in the good faith opinion of the board of directors, to protect the purchase rights of the warrant.

DESCRIPTION OF OUR COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share and 5,000,000 shares of preferred stock, par value $1.00 per share. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

See the section of this prospectus captioned “Merger with M&T Bank Corporation”, above.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividends

The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. Under Maryland law, we may pay dividends if, after giving effect to such dividends, (1) we will be able to pay our indebtedness as such indebtedness becomes due in the usual course of business and (2) our total assets exceed out total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving dividends.

The terms of our Series A preferred stock and Series B preferred stock also impose certain restrictions on our ability to declare and pay dividends on our common stock and to repurchase our common stock. We may pay dividends on or repurchase our common stock only if we have paid or provided for all dividends on our Series A preferred stock for the then current period and on our Series B preferred stock for the then current period and all prior periods.

Under the terms of the Series A Preferred Stock, if we pay a quarterly dividend payment on shares of our common stock in excess of $0.165 per share, then we have to make a compensatory payment to holders of the Series A preferred stock. In addition, prior to the earlier of (i) November 14, 2011 or (ii) the date on which the Series B preferred stock has been redeemed in full or the initial selling securityholder has transferred all of the Series B preferred stock to non-affiliates, we cannot increase our quarterly cash dividend above $0.11 or repurchase any shares of common stock or other capital stock or equity securities or trust preferred securities without the consent of the initial selling securityholder. The repurchase restrictions do not apply in certain limited circumstances, including the repurchase of common stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, but only to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Limited Right of First Refusal of Holders of Series A Preferred Stock

If we intend to issue common stock or securities convertible into common stock or containing options or rights to acquire any shares of common stock, we must first offer a portion of the securities to the original purchasers of the Series A preferred stock on terms no less favorable than those offered to other persons. The right of first refusal does not apply to the issuance of securities (i) pursuant to any stock option plan or similar compensation arrangement adopted by our board of directors and any shares issued upon exercise of such options, (ii) as consideration in any merger, consolidation, acquisition or similar business combination, or (iii) as a stock dividend on any outstanding shares of common stock or upon any subdivision of the common stock. The right of first refusal is not transferable and terminates as to each original purchaser of Series A preferred stock at such time as the purchaser ceases to hold any shares of Series A preferred stock. Each holder of Series A preferred stock must exercise its purchase rights within ten days of receiving written notice from us describing in reasonable detail the securities being offered, the estimated purchase price thereof, the payment terms and such holder’s percentage allotment. Upon the expiration of the ten-day period, we may, during the following 90 days, sell the proposed securities to other persons on terms and conditions no more favorable than those offered to the holders of Series A preferred stock.

Certain Charter and Bylaw Provisions Affecting Stock

Our Amended and Restated Articles of Incorporation and Bylaws contain several provisions that may make us a less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to our Amended and Restated Articles of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

The Bank Holding Company Act of 1956 generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Provident Bankshares, could constitute acquisition of control of the bank holding company. Maryland law generally requires the prior approval of the Commissioner of Financial Regulation before a person, group of persons, or company may acquire 25% or more of our voting stock or otherwise exercise a controlling influence over the direction of the management or policy of Provident Bankshares or Provident Bank.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareholder Services, Inc.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol PBKS.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Kilpatrick Stockton LLP.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Provident Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Provident Bankshares’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Provident Bankshares Corporation and subsidiaries as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report, with respect to the consolidated financial statements, refers to changes in the Corporation’s method of accounting for share-based compensation with the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” and its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	December 19, 2008 and December 22, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Provident Bankshares Corporation

114 E. Lexington Street

Baltimore, MD 21201

Attention: Robert L. Davis, General Counsel and Secretary

Telephone: (410) 277-2848